As filed with the Securities and Exchange Commission on October 30, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BP Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	82-1646447
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Westlake Park Boulevard

Houston, Texas 77079

(281) 366-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BP MIDSTREAM PARTNERS LP 2017 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Hans F. Boas

501 Westlake Park Boulevard

Houston, Texas 77079

(281) 366-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

David P. Oelman

Sarah K. Morgan

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Tel: (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common units representing limited partner interests	5,761,308 (2)	$17.43	$100,419,598.44	$12,502.24

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover an indeterminate number of additional Common Units (defined below) that may become issuable as a result of unit splits, unit dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the BP Midstream Partners LP 2017 Long Term Incentive Plan (as amended from time to time, the “Plan”).
(2)	BP Midstream Partners LP (the “Registrant”) is filing this Registration Statement to register an aggregate of 5,761,308 common units representing limited partner interests of BP Midstream Partners LP (the “Common Units”) that may be delivered with respect to awards under the Plan, which Common Units consist of (a) 5,237,553 Common Units reserved and available for delivery with respect to awards under the Plan and (b) 523,755 Common Units that may again become available for delivery with respect to awards under the Plan pursuant to the unit counting, unit recycling and other terms and conditions of the Plan.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The price for the Common Units being registered hereby is based on a price of $17.43, which is the average of the high and low sale prices of a Common Unit, as reported on the New York Stock Exchange on October 26, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Registrant (the “General Partner”), will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-220407) on October 27, 2017, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-220407), originally filed with the Commission on September 11, 2017;

(b) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Registration Statement on Form S-1 referred to in (a) above; and

(c) The description of the Common Units included in the Registrant’s Form 8-A (File No. 001-38260), filed with the Commission on October 24, 2017 (incorporating by reference the description of the Common Units in the prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-220407) on October 27, 2017), including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The Registrant will generally indemnify officers, directors and affiliates of the General Partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

The General Partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

The underwriting agreement entered into in connection with the initial public offering of Common Units provides for indemnification of the General Partner and BP Midstream Partners Holdings LLC, a Delaware limited liability company and parent of the General Partner (“BP Holdco”), and their respective officers and directors, and any person who controls BP Holdco and the General Partner, including indemnification for liabilities under the Securities Act.

The Plan provides that the committee that administers the Plan (the “Committee”) and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant or the General Partner or any of their respective affiliates, the Registrant’s and the General Partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Registrant, the General Partner or any of their respective affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the General Partner with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Limited Partnership of BP Midstream Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 11, 2017 (File No. 333-220407)).

4.2	Form of First Amended and Restated Limited Partnership Agreement of BP Midstream Partners LP (included as Appendix A in the prospectus included in the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 11, 2017 (File No. 333-220407)).

4.4*	BP Midstream Partners LP 2017 Long Term Incentive Plan.

4.5*	Form of Phantom Award Agreement (Non-Employee Directors).

4.6*	Form of Phantom Award Agreement (Non-Employee Directors; Deferred Settlement).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Ernst & Young LLP.

23.4*	Consent of Ernst & Young LLP.

23.5*	Consent of Ernst & Young LLP.

23.6*	Consent of Ernst & Young LLP.

23.7*	Consent of Ernst & Young LLP.

23.8*	Consent of Ernst & Young LLP.

23.9*	Consent of PricewaterhouseCoopers LLP.

23.10*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page hereof).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 30, 2017.

BP MIDSTREAM PARTNERS LP

By:	BP Midstream Partners GP LLC,
its general partner

By:	/s/ Robert P. Zinsmeister

Name: Robert P. Zinsmeister
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig W. Coburn and Hans F. Boas and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thig requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the above Power of Attorney have been signed below by the following persons in the capacities indicated on October 30, 2017.

Name	Position

/s/ Robert P. Zinsmeister Robert P. Zinsmeister	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Craig W. Coburn Craig W. Coburn	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Brian D. Smith Brian D. Smith	Director

/s/ J. Douglas Sparkman J. Douglas Sparkman	Director

/s/ Clive Christison Clive Christison	Director

/s/ Walter Clements Walter Clements	Director